EXECUTION

Exhibit 10.1

SHARE TRANSFER AGREEMENT

between

POC Sweden AB’s shareholders

and

Ember Scandinavia AB

for

the Purchase of the Shares in

POC Sweden AB

and its subsidiaries

June 7, 2012

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TABLE OF CONTENTS

1.	PARTIES	6
2.	INTRODUCTION	6
3.	Definitions and interpretation	7
4.	Sale and purchase of the Shares	11
5.	PURCHASE PRICE	11
6.	PLEDGE	14
7.	the SELLERS’ other PRE-COMPLETION COVENANTS	15
8.	Conditions precedent	17
9.	Pre-Completion Termination	18
10.	Purchaser’s break-up fee	19
11.	Completion	20
12.	OTHER COVENANTS	22
13.	Warranties	22
14.	Warranties of the Management Sellers	23
15.	WARRANTIES OF the minority SELLERS	32
16.	WARRANTIES OF the principal SELLERS	32
17.	Warranties of the Purchaser and black diamond	33
18.	INDEMNIFICATION for breach of covenants etc.	33
19.	indemnification for breach of warranties	34
20.	SPECIFIC Indemnities	35
21.	Right of Set-Off	36
22.	Non-Solicitation and Non-Competition	37
23.	Costs and expenses	38
24.	specific indemnity on transaction costs	38
25.	Confidentiality	38
26.	Announcements	38
27.	Entire Agreement	38
28.	Assignment	39
29.	Notices	39
30.	Sellers’ Representative	40
31.	Invalidity	41
32.	Waiver	41
33.	Amendments	41
34.	Governing law	41
35.	Disputes	41

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This SHARE TRANSFER AGREEMENT (this “Agreement”) is made on the day the Purchaser executes this Agreement (the “Signing Date”) between:

1.	PARTIES

1.1	The sellers as specified (including addresses) in Appendix 1.1 (the “Sellers”); and

1.2	Ember Scandinavia AB, reg. no. 556891-5580, c/o Per Hedman, Advokatfirman Lindahl KB, Box 1065, 101 39 Stockholm, a company duly organised and registered under the laws of Sweden (the “Purchaser”).

The Parties are hereinafter referred to individually as a “Party” and together as the “Parties”.

“Management Sellers” means the Sellers specified as such in Appendix 1.1.

“Principal Sellers” means the Sellers specified as such in Appendix 1.1.

“Minority Sellers” means the Sellers specified as such in Appendix 1.1.

It is acknowledged and agreed that Appendix 1.1 will be updated and amended as shareholders in the Company (as defined in section 2.1) execute this Agreement.

2.	INTRODUCTION

2.1	POC Sweden AB, reg. no. 556665-5352 (the “Company”) is a limited liability company incorporated under the laws of Sweden, with a registered share capital of SEK 497,084 and in total 497,084 shares (the “Issued Shares”).

2.2	The Sellers own shares in the Company in the proportions set out in Appendix 1.1, (the “Shares”).

2.3	The shareholders in the Company who are not transferring their shares in the Company under this Agreement (“Excluded Shareholders”) own shares in the Company in the proportions set out in Appendix 1.1, the ”Excluded Shares”.

2.4	The Company owns shares (the “Subsidiaries Shares”) in SAS POC France Satellite, reg. no. 502 909 146 (“POC France”), POC Austria GmbH (“POC Austria”) and POC USA LLC (“POC USA”) (POC France, POC Austria and POC USA jointly referred to as the “Subsidiaries” and each of them a “Subsidiary”) as follows:

2.4.1	POC France: 3,700 shares, equal to a 100% stake, with a registered share capital of EUR 37,000.

2.4.2	POC Austria: a holding equal to a 70% stake in POC Austria’s share capital. The remaining holdings (“POC Austria Subsidiary Shares”), equal to a 30% stake in POC Austria’s share capital, are held by local management (“POC Austria Subsidiary Owners”). POC Austria has a registered share capital of EUR 35,000.

2.4.3	POC USA: a total of 100 total shares outstanding, of which 85 shares are issued to and held by POC Sweden, equal to an 85% stake. The remaining 15 shares (“POC USA Subsidiary Shares”), equal to a 15% stake, are held by local management (“POC USA Subsidiary Owner”). For the avoidance of doubt, the equity interests in POC USA are limited liability membership interests, and have been certificated, for convenience, such equity interests are referred to as shares herein.

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2.5	The POC Austria Subsidiary Owners and the POC USA Subsidiary Owner are referred to as the “Foreign Subsidiary Owners”.

2.6	The POC Austria Subsidiary Shares and the POC USA Subsidiary Shares are referred to as the “Foreign Subsidiary Shares”.

2.7	The Company and the Subsidiaries are referred to jointly as “Group” or “Group Companies” and each of them as a “Group Company”.

2.8	The Sellers wish to sell, and the Purchaser desires to purchase, the Shares and thereby indirectly transfer the control of the Subsidiaries as set out in this Agreement.

3.	Definitions and interpretation

3.1	“Accounted Transaction Costs” means Transaction Costs borne by the Group notified by the Sellers to the Purchaser as set out in section 7.32 and reducing the Company Purchase Price as set out in section 5.5.

3.2	“Accounting Principles” mean (i) for the Company’s Accounts the laws of Sweden, Swedish GAAP and the accounting principles referred to and applied in the preparation of such Accounts, which accounting principles conform to the requirements of the laws of Sweden and Swedish GAAP and (ii) for a Subsidiary’s Accounts the Accounting Principles mean the laws of such Subsidiary’s jurisdiction, the GAAP applied in such jurisdiction and the accounting principles referred to and applied in the preparation of the such Accounts, which accounting principles conform to the requirements of the laws of such jurisdiction and the GAAP applied in such jurisdiction.

3.3	“Accounts” means the annual audited accounts of the Company and the Subsidiaries and the audited consolidated group accounts of the Company, for the financial year 2010/2011, ending on the Accounts Date as set forth in Appendix 3.3

3.4	"Accounts Date" means 30 April 2011.

3.5	“Black Diamond” means Black Diamond, Inc.

3.6	“Business” means the design, manufacture, marketing, sale and distribution of body armor, helmets, goggles, eyewear and accessories.

3.7	“Business Day” means a day during which banks in Sweden are open for business.

3.8	“Buy-Out Purchase Price” means as set out in section 5.1 and 5.7.

3.9	“Cash Consideration” means as set out in section 5.5

3.10	“Claim” means any claim made by the Purchaser against any of the Sellers for a Loss.

3.11	“Company IPR” means all Intellectual Property and all right, title and interest in all Know-How owned by a Group Company (whether solely or jointly with another person) including but not limited the Intellectual Property set out in Appendix 3.11 which specifies – separately – registered and unregistered Intellectual Property.

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3.12	“Completion Date” means as set out in section 11.1.

3.13	“Conditions Precedent” means as set out in section 8.

3.14	“Company Purchase Price” means as set out in section 5.1.

3.15	“Confidential Information” means all (i) Know-How; and (ii) information of any kind or nature (written or oral) which is used by or concerns the Group Companies or concerns its Business, including, without limitation, its future plans, business development or financial affairs, or its customers or commercial relationships; which in either case is not in the public domain.

3.16	“Data Room” means the data room containing documents and information prepared by the Management Sellers and the Group and made available to the Purchaser and its professional advisors, the contents of which are listed in Appendix 3.16

3.17	“Disclosed Information” means as set out in section 13.3.

3.18	“Disclosure Schedule” means as set out in section 13.3.

3.19	“Domain Names” means the internet domain names used by, or registered to, or applied for by, or on behalf of, or for the use of, each Group Company.

3.20	“Encumbrance” means any claim, charge, mortgage, security, lien, option, right of pre-emption or security interest of any kind.

3.21	“Exchange Act” means the US Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.22	“Foreign Subsidiary Owners” means as set out in section 2.5.

3.23	“Foreign Subsidiary Buy-Out” means as set out in section 8.2.5.

3.24	“Foreign Subsidiary Buy-Out Premium” means as set out in section 5.7.

3.25	“Foreign Subsidiary Buy-Out Purchase Price” means the Company’s aggregate purchase price for the purchase of the Foreign Subsidiary Shares.

3.26	“Foreign Subsidiary Shares” means as set out in section 2.6.

3.27	“GAAP” means generally accepted accounting principles from time to time.

3.28	“Group”, “Group Companies” and “Group Company” means as set out in section 2.7.

3.29	“Intellectual Property” means all intellectual and industrial property rights including, without limitation: (a) patents and registered designs; (b) unregistered rights in designs, copyright (including, without limitation, copyright in source code, object code and other computer software and databases) and neighbouring rights, database rights, semiconductor topography rights and rights subsisting in or in relation to confidential information or inventions; (c) registered and unregistered trademarks and service marks, and all other rights in, or goodwill attaching to, trade, business or corporate names, logos, get-up or other trading insignia; and including (insofar as any of the foregoing rights are obtained by registration), applications for registration and the right to apply for registration; all rights and forms or protection of a similar nature to any of the foregoing recognised in any country of the world.

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3.30	“Interim Accounts” means the accounts attached hereto as Appendix 3.30.

3.31	“Interim Accounts Date" means 29 February 2012.

3.32	“IT Systems” means all hardware and all communication networks or the network capacity which is used by the respective Group Company.

3.33	“Know-How” means all information not in the public domain which is used or held, developed, generated or acquired for use in, or for the benefit of, any Group Company as at the Completion Date.

3.34	“Lock-Up” means as set out in section 5.8.2.

3.35	“Lock-Up Agreement” means the agreement to be entered into among Black Diamond and each of the Sellers specified in Appendix 5.6 (i.e. Sellers receiving Purchaser Payment Shares) on the Completion Date, which agreement shall be substantially in the form of Appendix 3.35.

3.36	“Loss” means any direct or indirect loss, liability or expense (including Taxes) suffered by the Purchaser Indemnified Parties or any Group Company as a result of a breach of the Warranties.

3.37	“Management Sellers” means as set out in section 1.2.

3.38	“Material Adverse Change” means any change or changes, effect or effects, event or events, or circumstance or circumstances, that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the affected Person and its subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its respective obligations under this Agreement. For the purposes of this definition of material adverse change any adversity or adversities shall have an aggregate effect exceeding 7 MSEK to be considered as an adversity.

3.39	“Material Agreements” means as set out in section 14.8.4.

3.40	“Minority Sellers” means as set out in section 1.2.

3.41	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, organisation, governmental entity or other entity or natural or legal person.

3.42	“POC Austria” means as set out in section 2.4.

3.43	“POC Austria Subsidiary Owners” means as set out in section 2.4.2.

3.44	“POC Austria Subsidiary Shares” means as set out in section 2.4.2.

3.45	“POC France” means as set out in section 2.4.

3.46	“POC USA” means as set out in section 2.4.

3.47	“POC USA Subsidiary Owner” means as set out in section 2.4.3.

3.48	“POC USA Subsidiary Shares” means as set out in section 2.4.3.

3.49	“Principal Sellers” means as set out in section 1.2.

3.50	“Purchase Price” means as set out in section 5.

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3.51	“Purchaser Indemnified Parties” means the Purchaser or Black Diamond or any of their affiliates, directors, shareholders, officers, employees, agents, representatives, successors or permitted assigns.

3.52	“Purchaser Payment Shares” means as set out in section 5.6.

3.53	“Registration Statement” means the registration statement on Form S-4 (Registration File No.: 333-175695) filed with the SEC by Black Diamond or any of the amendments or prospectus supplements thereto.

3.54	“SEC” means the US Securities and Exchange Commission.

3.55	“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

3.56	“Sellers’ Representative” means as set out in section 30.

3.57	“Sensitive Payment” means (i) bribes, influence payments or kickbacks paid to any person, firm or company including central or local government officials or employees, (ii) amounts received with an understanding that rebates or refunds will be made in contravention of any laws or any jurisdiction either directly or through a third party, (iii) political contributions, (iv) payment or commitments made with the understanding or under circumstances that would indicate that all or part thereof is to be paid by the recipient as a bribe, influence payment or kickback to any person, firm or company including central or local government officials or employees or (v) payments or commitments to obtain favorable treatment or secure business for the Company or any Subsidiary, or any Affiliate of the Company.

3.58	“Stock Consideration” means as set out in section 5.6.

3.59	“Subsidiaries” and “Subsidiary” means as set out in section 2.4.

3.60	“Subsidiaries Shares” means as set out in section 2.4.

3.61	“Tax” means all income taxes, corporation tax, capital gains tax, transfer tax, social security tax, employer’s tax, duties, sales tax, value added tax, withholding tax and any other taxes and official charges and impositions of any kind which may be payable to or imposed by any governmental entity together with any interest, penalties, surcharges, interest or additions thereto.

3.62	“Third Party Claim” means any claim by a third party against any Group Company or against the Purchaser Indemnified Parties as a result of the Transaction.

3.63	“To the best of the Sellers’ Knowledge” or any similar expression means in respect of a matter the knowledge of any of (i) the individuals who are Management Sellers, (ii) the following individuals who own entities that are Management Sellers Stefan Ytterborn and Fred Wikström, (iii) the directors of any Group Company or any of their management including, but not limited to, Sven Sandberg, Conny Karlsson, Bo Håkansson, Reidar Langmo, William Gunnarsson, Theodor Dalensson, Jarka Duba, Hans Schlick or Karin Huttary, or the knowledge any of such persons would have had after due and careful inquiry to ascertain all relevant facts and circumstances (for the avoidance of doubt, if one of the mentioned individuals has knowledge of a fact or circumstance then all relevant Sellers giving the relevant Warranty shall be deemed to have the same knowledge of such fact or circumstance in relation to such Warranty and hence the knowledge qualifier in such Warranty shall not apply in respect of such fact or circumstance).

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3.64	“Transaction” means the sale and purchase of the Shares under this Agreement and all connected transactions and actions.

3.65	“Transaction Costs” means any restructuring costs, exit costs, exit bonuses, transaction costs, broker or investment banker costs, advisors costs, transaction costs for the Foreign Subsidiary Buy-Out (not including the Foreign Subsidiary Buy-Out Purchase Price and the Foreign Subsidiary Buy-Out Premium), management deal incentives and any other cost or liability connected with the Transaction.

3.66	“Warranties” means the Sellers’ warranties set out in sections 14 , 15 and 16 and “Warranty” means any of them.

4.	Sale and purchase of the Shares

4.1	On the terms of this Agreement, the Sellers shall sell the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Sellers.

4.2	The Shares shall on the Completion be transferred free from all Encumbrances – including all rights of pre-emption over any of the Shares and the Subsidiaries Shares are waived – and together with all benefits and rights pertaining thereto.

5.	PURCHASE PRICE

5.1	The agreed purchase price for the Shares shall be (A) SEK 603.52 for each Share (an amount , minus any Accounted Transaction Costs (calculated pro rata per Share) and minus any Foreign Subsidiary Buy-Out Premium (calculated pro rata per Share) and as calculated in section 5.7 referred to as the “Share Purchase Price” and the aggregate Share Purchase Price for all the Shares is referred to as the “Company Purchase Price” plus (B) an amount of maximum SEK 11,500,000 (“Buy-Out Purchase Price”) (as calculated in section 5.7).

5.2	The Company Purchase Price plus the Buy-Out Purchase Price is referred to as the “Purchase Price”.

5.3	The Purchaser shall pay the Company Purchase Price to the Sellers on the Completion as set out in sections 5.5 and 5.6.

5.4	The Purchaser shall pay the Buy-Out Purchase Price (as calculated in section 5.7 ) and any Foreign Subsidiary Buy-Out Premium (as calculated in section 5.7 ) to the Company in immediately available funds in connection with consummation of the Condition Precedent in section 8.2.5 (i.e. the Foreign Subsidiary Buy-Out).

5.5	90 percent of the Company Purchase Price minus any Accounted Transaction Costs and minus any Foreign Subsidiary Buy-Out Premium (as calculated in section 5.7 ) (the “Cash Consideration”), shall be paid by the Purchaser on the Completion in immediately available funds to a single bank account specified by the Sellers at least five (5) Business Days before the Completion Date (the Sellers shall be responsible for distributing the Cash Consideration amongst the Sellers).

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5.6	10 percent of the Company Purchase Price (the “Stock Consideration”) shall be paid by the Purchaser on the Completion in the form of delivery of a certain number of shares of common stock, $0.0001 par value, of Black Diamond, subject to the pledge described in section 6 The number of such Black Diamond common stock to be delivered shall be calculated using the formula used in Appendix 5.6 (the “Purchaser Payment Shares”). The Purchaser Payment Shares shall be distributed amongst the Sellers pro rata to their shareholding as set out in Appendix 1.1 (as far as possible taking into account customary rounding up or down in case a Seller is entitled to a fraction of a Purchaser Payment Share). Each such Seller further agrees that the Purchaser Payment Shares will be delivered to such Seller, and Black Diamond and the Purchaser agree to deliver the Purchaser Payment Shares to such Seller, 20 Business Days after such Seller’s receipt of the prospectus that is a part of the Registration Statement, as described in section 5.8.4 (this time period shall be coordinated with the Completion or else section 11.6.3 shall apply), subject in all respects to the pledge by such Seller of such Purchaser Payment Shares in accordance with section 6.

5.7	The Buy-Out Purchase Price shall be paid by the Purchaser to the Company so that the Company is able to consummate the Foreign Subsidiary Buy-Out by paying the Foreign Subsidiary Buy-Out Purchase Price to the Foreign Subsidiary Owners. If the Foreign Subsidiary Buy-Out Purchase Price amounts to SEK 11,500,000 or below, then the Buy-Out Purchase Price shall be equal to such amount (i.e. SEK 11,500,000 or below) and there shall be no “Foreign Subsidiary Buy-Out Premium” (as defined below). However, if the Foreign Subsidiary Buy-Out Purchase Price exceeds SEK 11,500,000, then the Buy-Out Purchase Price shall be equal to SEK 11,500,000, and the excess (i.e. the part of the Foreign Subsidiary Buy-Out Purchase Price that is above SEK 11,500,000) shall be considered as “Foreign Subsidiary Buy-Out Premium”. The Foreign Subsidiary Buy-Out Premium shall then reduce the 90% of the Company Purchase Price on a SEK-by-SEK basis as set out in section 5.5. The Buy-Out Purchase Price or the Foreign Subsidiary Buy-Out Premium shall never be paid or financed by using funds of the Group, and the Foreign Subsidiary Buy-Out Premium shall be paid and financed only by the Sellers by reduction of the 90% of the Company Purchase Price as set out in section 5.5. It is acknowledged and agreed that the Buy-Out Purchase Price shall not be payable to any Seller but shall following receipt by the Company only be paid by the Company to the Foreign Subsidiary Owners to complete the Foreign Subsidiary Buy-Out.

5.8	Purchaser Payment Shares

5.8.1	When issued, the Purchaser Payment Shares shall be registered under Black Diamond’s shelf registration statement on Form S-4 and shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of any liens, other than liens created by Sellers.

5.8.2	The Purchaser Payment Shares shall be subject to lock-up restrictions during a certain period as set forth in the Lock-Up Agreement (the “Lock-Up”).

5.8.3	The share certificates representing the Purchaser Payment Shares shall be subject to certain transfer restrictions and shall bear legends including the transfer restrictions set forth in the lock-up agreement and the following legend:

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“THE TRANSFER OF THE SECURITIES EVIDENCED HEREBY IS RESTRICTED BY THE TERMS OF A LOCK-UP AGREEMENT DATED ________, 2012, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER HEREOF. A COPY OF THE LOCK-UP AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER. IN ADDITION, THE SHARES OF COMMON STOCK EVIDENCED HEREBY ARE SUBJECT TO A RIGHT OF SET-OFF PURSUANT TO THE TERMS OF A SHARE TRANSFER AGREEMENT DATED ______, 2012 BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER”.

5.8.4	Each Seller receiving Purchaser Payment Shares acknowledges and recognizes, and covenants and agrees with the Purchaser that they are acquiring the Purchaser Payment Shares for their own respective account and each of such Sellers covenants and agrees that such Seller will not sell, transfer, or otherwise dispose of any of the Purchaser Payment Shares or any interest therein, except pursuant to the Registration Statement or any prospectus supplement to the prospectus that is a part of the Registration Statement or any post-effective amendment to the Registration Statement, as the case may be, and applicable state “blue sky” laws (as such term is understood in the US capital markets), or in a transaction which in the opinion of counsel reasonably acceptable to Black Diamond is exempt therefrom, but subject in any case to the terms of the Lock-Up Agreement. Each of such Sellers further acknowledges that it has received from, or at the direction of, Black Diamond and the Purchaser, and has on the Completion Date, or the later day when the Completion action in section 11.6.2 is fulfilled, for at least 20 Business Days had a copy of the prospectus that is a part of the Registration Statement, and confirms, covenants and agrees that such Seller has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Purchaser Payment Shares and confirms, covenants and agrees that such Seller has obtained, in its judgment, sufficient information from the Purchaser/Black Diamond to evaluate the merits and risks of an investment in the Purchaser Payment Shares. Each of such Sellers acknowledges and agrees that it has been provided the opportunity to obtain information and documents concerning Black Diamond and the Purchaser Payment Shares, and has been given the opportunity to ask questions of, and receive answers from, Black Diamond directors and officers concerning Black Diamond and the Purchaser Payment Shares and other matters related to this investment. Each of such Sellers acknowledges and agrees that it is aware of the risks inherent in an investment in Black Diamond and specifically the risks of an investment in the Purchaser Payment Shares. In addition, each of such Sellers is aware and acknowledges that there can be no assurance of the future viability or profitability of Black Diamond, nor can there be any assurance relating to the current or future price or value of the Purchaser Payment Shares, or market conditions generally.

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Each of such Sellers covenants and agrees that such Seller shall furnish all information as may be reasonably requested by the Purchaser or Black Diamond in connection with the preparation, filing and distribution of any prospectus supplement to the prospectus that is a part of the Registration Statement or to any post-effective amendment to the Registration Statement, as the case may be. If, at any time, any information relating to the Group or such Sellers should be discovered by the Company or such Sellers which should be but is not set forth in the Registration Statement, or in any prospectus supplement or post-effective amendment to the Registration Statement, as described above, so that the Registration Statement, or any such prospectus supplement or post-effective amendment to the Registration Statement, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, each of such Sellers covenants and agrees that such Seller shall ensure that such information shall promptly be notified to the Purchaser or Black Diamond so that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and until such correction is made, such Sellers agree not to use any such prospectus supplement, Registration Statement or post-effective amendment thereto. Each of such Sellers hereby covenants and agrees to promptly notify Black Diamond/Purchaser of any planned sale of Purchaser Payment Shares pursuant to the Registration Statement or any such prospectus supplement or post-effective amendment to the Registration Statement, and that all such sales will – as set out in the Lock-Up Agreement – be subject to the prior written approval of Black Diamond during a certain time but after that time Black Diamond’s approval would however not be required but instead such Sellers agree and covenant to notify Black Diamond reasonably in advance of the planned sale and such Sellers also agree and covenant to on a reasonable basis consult and cooperate with Black Diamond, in order to maintain an orderly trading market for Black Diamond’s shares. Each of such Sellers further covenants and agrees to comply with the Securities Act, the Exchange Act, and any other applicable law in connection with any such sales.

6.	PLEDGE

6.1	The Sellers who shall receive the Purchaser Payment Shares hereby jointly and severally, during the restricted period provided for under the Lock-Up Agreement pledge, assign and grant a security interest in the Purchaser Payment Shares to the Purchaser together with a stock power endorsed in blank to the Purchaser as security for any claim made by the Purchaser under this Agreement. In the event that a claim is made against any Seller during the term of the Lock-up Agreement, the Purchaser Payment Shares shall remain pledged to the Purchaser until the final resolution of such claim. However in the event the value of a claim amounts to an amount less than the value of the Purchaser Payment Shares, the Purchaser shall release Purchaser Payment Shares to the extent that the Purchaser Payment Shares exceed 200 percent of the value of the claim (the Purchaser is entitled to include any reasonable legal fees, interest, penalties, court costs etc. when determining the value of the claim), as further provided for in the Lock-Up Agreement. Each of such Sellers hereby appoints the Purchaser as its respective attorney-in fact to take such action as is reasonably necessary to cause the cancellation and the substitution of the certificates representing the Purchaser Payment Shares when exercising the pledge.

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6.2	Upon the occurrence of a breach of this Agreement by a Seller and for as long as such breach is continuing (where the Purchaser is authorised to realise any or all of Purchaser Payment Shares to satisfy such claim, irrespective of which of the Sellers is in breach of the Agreement and irrespective also of which of the Sellers is the owner of the Purchaser Payment Shares), the Purchaser may sell the Purchaser Payment Shares or any part thereof by private or public sale or auction or in such manner and on such terms as the Purchaser in its sole discretion deems fit, or in its sole discretion, Purchaser may cause such Purchaser Payment Shares or any portion thereof to be cancelled and no longer outstanding, or, to be held by the treasury of Purchaser or Black Diamond .

6.3	Chapter 10 Section 2 of the Swedish Commercial Code (Handelsbalken) shall not apply to this Agreement or any enforcement hereunder.

6.4	All moneys (or other consideration) obtained by the Purchaser or its designee by virtue of the operation of law or through the exercise of the rights, powers and remedies under the pledge created hereby, shall be applied by the Purchaser towards the discharge of the secured obligations in the manner, order and priority determined by the Purchaser. When the secured obligations have been duly and irrevocably paid and discharged in full, the surplus (if any) shall be paid to the Sellers’ Representative and the Sellers’ Representative shall distribute such moneys amongst the relevant Sellers.

6.5	When realizing the pledge the value of each Purchaser Payment Share shall be the value such Purchaser Payment Share on the date the claim has been finally determined, or, if the claim has not been challenged by the Sellers within 60 calendar days, on the date the Purchaser made the claim.

6.6	The Purchaser Payment Shares are subject to certain “Right of Set-off” rights as set out in section 21 . The Purchaser’s rights under this section 6 stand alone notwithstanding any other provision in this Agreement.

7.	the SELLERS’ other PRE-COMPLETION COVENANTS

7.1	The Sellers undertake to procure that each Group Company – and their employees, officers and advisors etc. – during the period from the Signing Date until the Completion Date conducts its Business in the ordinary course of business consistent with past practices with a view to maintaining it as a going concern, including that the Group shall use its commercially reasonable efforts to preserve the business organization of the Group intact, keep available the services of the current officers and employees of the Group and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Group, to the end that the goodwill and ongoing business of the Group, taken as a whole, shall be unimpaired in any materially adverse manner at the Completion Date, and no major decisions in any matters of material importance to the Group or it’s Business shall be implemented and the Group shall comply with applicable laws, which means, among other things, that each Group Company shall:

7.2	Maintain its insurances.

7.3	Not make any payment of dividend, value transfer (Sw: värdeöverföring) or other similar distribution.

7.4	Not fail to pay its Taxes.

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7.5	Not change any articles of association (or equivalent document) or accounting policies etc.

7.6	Not issue any shares or other share related securities (Sw: aktierelaterade instrument) or take any other action which may impact on the share capital.

7.7	Not acquire or agree to acquire any shares or other interest in any Person except for the Foreign Subsidiary Buy-Out in accordance with the terms of this Agreement.

7.8	Except for the sales of products in the ordinary course of business, not sell, grant options to purchase, lease or make similar dispositions of material assets having a value in excess of SEK 250,000 in the aggregate.

7.9	Not enter into any agreement which cannot be terminated without compensation at any time with three month’s notice, or of a contract value in excess of SEK 250,000.

7.10	Not enter into any agreements, or incur any commitment, involving any capital commitment or which may involve a total annual expenditure in excess of SEK 250,000 in the aggregate.

7.11	Not incur any additional borrowings or indebtedness, grant any pledge or mortgage or create any other Encumbrance or contingent liability in excess of SEK 250,000 in the aggregate.

7.12	Not enter into any guarantee, indemnity or other agreement to secure any obligation of any third party or create any Encumbrance over the Group’s assets.

7.13	Not enter into any agreement which is not in the ordinary course of business.

7.14	Use all endeavours to maintain important customer and supplier relationships and to maintain the price structure with its customers.

7.15	Not terminate or give any notice to terminate any agreement of material importance to the Business.

7.16	Except as set out in Appendix 7.16, not make any changes in the compensation of any employee and not to employ any employees.

7.17	Not take any steps to procure payment by any debt in advance of its due date which may result in a cost to or other obligation.

7.18	Not postpone payment to creditors beyond the respective due date.

7.19	Not commence proceedings, or fail to defend or compromise or settle any existing proceeding or settle or waive any material claim.

7.20	Not fail to renew or maintain any registration of any of the Company IPR or to otherwise fail to protect or preserve the value of Company IPR.

7.21	If the Purchaser so requests, provide access for the Purchaser and its advisors to the premises, accounts and records, and its employees, customers and suppliers including to negotiate with employees on employment agreements and enter into such agreements to be effective upon Completion.

7.22	Maintain all its material assets undamaged and fully operating.

7.23	Not fail to resupply replenish inventories and supplies to each Group Company.

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7.24	Not institute any new methods of manufacture, purchase, lease, management, accounting or operation or engage in any transaction or activity other than changes in the ordinary course of business.

7.25	Consult with the Purchaser, and provide to the Purchaser relevant material, before letters, memorandums and other correspondence are circulated to the employees that describe the transactions contemplated under this Agreement, for the Purchaser’s prior review, which review shall not be unreasonably delayed, and the Sellers shall take into account the Purchaser’s reasonable comments.

7.26	Consult with the Purchaser and promptly provide or make available to the Purchaser copies of all tax returns, reports and information statements that are filed after the date of this Agreement.

7.27	Not take any action, and ensure that there is no omission, that may have a negative impact on the completion of the Transaction.

7.28	The Sellers shall cause the Company to exercise due care in assessing and determining the need to obtain consent from Peek & Cloppenburg KG to enable registration, and use within the Business in accordance with current practices, of the POC device trademark (EU application no. 005350285) in classes 9, 25 and 28 for the applied goods on the basis of the Company’s application in the form on the date hereof. Any payment or undertaking to make any payment to Peek & Cloppenburg KG in relation hereto shall be borne by the Sellers.

7.29	The Sellers shall cause the Company to seek to obtain that the counterparties to the agreements listed in Appendix 7.29 shall have waived in writing any right to terminate or amend such agreement which such party might have under such agreement as a consequence of the consummation of this Transaction (Change of Control) without any cost or other detrimental impact on the Group.

7.30	The Sellers shall – if commercially beneficial – cause the Company to seek a settlement on the on-going patent dispute (concerning the European Patent EP 1 838 399) with Dainese S.p.A including that Dainese S.p.A has no claims whatsoever against the Group and in such case the Sellers shall deliver evidence to the Purchaser about such settlement. Any payment or undertaking to make any payment to Dainese S.p.A in relation hereto in excess of EUR 18,000 shall be borne by the Sellers.

7.31	Notwithstanding sections 7.2- 7.30, the Group shall release the guarantees set out in Appendix 7.31 prior to or at Completion Date. Furthermore, the Purchaser covenants that it will upon request from the Company give waivers to any and all restrictions in sections 7.2- 7.30 provided that the Purchaser assesses - and this assessment must be made in good faith - that the request for waiver is reasonable taking the Parties obligations under this Agreement into consideration and provided such waiver is for the benefit of the Group.

7.32	The Sellers shall provide the Purchaser with exact amounts of the Foreign Subsidiary Buy-Out Purchase Price (specifying the Foreign Subsidiary Buy-Out Funding and the Foreign Subsidiary Buy-Out Premium) and the Accounted Transaction Costs as soon as practically possible but at least 3 Business Days before the Completion.

8.	Conditions precedent

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8.1	The obligation of the Purchaser to complete the Transaction is conditional upon the following conditions having been completed or waived by the Purchaser in writing before the Completion Date (“Conditions Precedent”).

8.2	The Condition Precedent in section 8.2.5 shall be the last Condition Precedent to be completed, so that the Completion can be consummated immediately after the fulfilment thereof.

8.2.1	There shall not be in effect any injunction, court order or governmental proceeding seeking to prevent the Completion.

8.2.2	The Sellers shall have caused the Group to deliver to the Purchaser monthly interim financial statements (not previously delivered to the Purchaser) as soon as available and in all events within 25 days after the conclusion of each calendar month.

8.2.3	Each Seller that is a legal entity shall deliver copies of documents supporting the respective Seller’s due authorization to execute the Agreement, all ancillary agreements and documents, and to consummate the Transaction.

8.2.4	Sellers representing more than 90% of the Issued Shares shall proceed to Completion.

8.2.5	The Sellers shall have caused the Company and the Foreign Subsidiary Owners to enter into binding transfer agreements for the purchase of the Foreign Subsidiary Shares from the Foreign Subsidiary Owners, attached as Appendix 8.2.5 (“Foreign Subsidiary Buy-Out Agreements”), and shall have completed the transfers under these agreements so that the Company has become the owner of a 100% stake in POC Austria and a 100% stake in POC USA (“Foreign Subsidiary Buy-Out”). The Sellers shall deliver copies of documents supporting the due authorization to execute the Foreign Subsidiary Buy-Out Agreements and to consummate the Foreign Subsidiary Buy-Out.

8.3	The Sellers shall, as from the Signing Date, regularly update the Purchaser on the status of the efforts to fulfil the conditions set forth in this section 8 and particularly the Sellers undertake to coordinate and inform the Purchaser sufficiently in advance about when the Condition Precedent in section 8.2.5 shall be fulfilled so that so that the Purchaser may prepare and organize for the Completion.

9.	Pre-Completion Termination

9.1	In case of the occurrence of any default as set out in sections 9.1.1, 9.1.2 (however, in case of the occurrence of any default as set out in section 9.1.2 that is not material, such default shall not impede the Parties to proceed to Completion) or 9.1.3, the Purchaser shall be entitled, by giving written notice to the Sellers on or before the Completion Date, (i) to terminate this Agreement, without liability on its part, and this Agreement shall become null and void and of no further force and effect, except for the provisions in section 25 (Confidentiality), section 34 (Governing Law) and section 35 (Disputes) which shall survive (“Surviving Provisions”); (ii) to determine a new Completion Date and require that the Sellers remediate the default before the new Completion Date (iii) or to effect Completion so far as possible having regard to the defaults which have occurred. The rights set out in this section 9.1 are in addition to any other remedies available to the Purchaser including the right to claim damages for breach of contract, which right to claim damages can be directed towards all Sellers in the case of default of section 9.1.1 and 9.1.3, but in case of default of section 9.1.2 such claim can only be directed towards certain specified Sellers that have defaulted provided that the other Sellers can evidence that only such specified Sellers have defaulted and that the other Sellers have fulfilled their relevant obligations, but if this can not be evidenced then all Sellers shall be liable for the default of section 9.1.2. Provided that the Sellers can evidence that a default of section 9.1.3 is not attributable to any action or omission by any Seller or the Company the Sellers shall not be liable for damages hereunder as a result of the occurrence of the Material Adverse Change.

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9.1.1	Any of the Conditions Precedent has not been satisfied before the Completion Date or waived by the Purchaser.

9.1.2	Any of the Sellers is in material breach of any of their Pre-Completion Covenants or there is a material breach of any of the Warranties or if any of the Sellers is in breach of any other material obligation (the Sellers shall immediately notify the Purchaser in writing about the occurrence of any such event).

9.1.3	There has occurred a Material Adverse Change (the Sellers shall immediately notify the Purchaser in writing about the occurrence of any such event).

10.	Purchaser’s break-up fee

10.1	If on the Completion Date the Completion cannot be consummated due to a failure of the Purchaser to perform any of its material obligations, the Sellers shall be entitled to terminate this Agreement and claim a break-up fee as set out in section 10.2 provided: (i) that the Sellers give notice in writing to the Purchaser within 5 Business Days from the Completion Date (if such notice is not given within that time the Sellers shall lose their right to claim the break-up fee in section 10.2), (ii) that if the failure is curable, it has not been cured by the Purchaser within 15 Business Days after the Completion Date, and (iii) that the Sellers have complied with all their obligations under the Agreement including that sections 9.1.1, 9.1.2 and 9.1.3 were fully satisfied on the Completion Date and continue to be fully satisfied until the payment of the break-up fee in section 10.2. In the event any of the Sellers gives notice in accordance with the above, such notice shall be considered to be for the benefit of all the Sellers, provided that Sellers representing at least 75% of the Shares confirm the notice within 10 Business Days (and if such majority does not so confirm, such notice shall be deemed void and the right to claim break-up fee in section 10.2 shall be forever lost), but if such notice is incorrect or unjustified all such Sellers confirming the notice shall be severally and jointly liable towards the Purchaser for breach of the Agreement including any losses that the incorrect or unjustified notice causes the Purchaser.

10.2	If the requirements in section 10.1 are fulfilled, (A) the Purchaser shall within 25 Business Days from the Completion Date pay to the Sellers a break-up fee (i) not to exceed SEK 7,000,000 to cover the Sellers’ reasonably incurred and accounted out-of pocket expenses in pursuing the Transaction (such as payments to advisors) (ii) plus a fixed indemnity of SEK 14,000,000 and (B) this Agreement shall be terminated and shall become null and void and of no further force and effect, except for the Surviving Provisions which shall survive.

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10.3	The payments from the Purchaser to the Sellers, if any, mentioned in this section 10 shall be the Sellers’ sole and final remedy and compensation for the Sellers’ termination of this Agreement pursuant to this section 10.

11.	Completion

11.1	Completion shall take place, unless otherwise agreed in writing between the Purchaser and the Sellers’ Representative, on June 20, 2012 at the offices of Advokatfirman Lindahl, Mäster Samuelsgatan 20 in Stockholm, immediately after (but on the same date) the fulfilment of the Condition Precedent in section 8.2.5 (the “Completion Date”).

11.2	At the Completion Date, subject to section 11.6.3 , the following actions shall be made and once all the actions below have been completed or waived by the Parties, “Completion” shall be deemed to have occurred.

11.3	In case one or more of the Sellers (“Failing Seller(s)”) decide to not proceed to Completion (“Completion Default”) provided, however, that the Sellers that do proceed to Completion (“Remaining Sellers”) represent more than 90% of the Issued Shares (“Threshold”), then the Remaining Sellers and the Purchaser shall anyway proceed to Completion, and the Purchaser shall not be entitled to terminate the Agreement due to the Failing Sellers’ failure to proceed to Completion. However, and for the avoidance of doubt, the Failing Sellers shall remain liable for breach of the Agreement (but the Remaining Sellers shall not be liable). However, if in case of a Completion Default the Remaining Sellers’s shareholding represent less than the Threshold, the Failing Sellers shall be deemed to be in breach of a material obligation, and the Purchaser shall not be obliged to proceed to Completion and hence section 9 (Pre-Completion Termination) shall apply, but the Purchaser shall only be able to claim damages from the Failing Sellers (and not from the Remaining Sellers).

11.4	The Purchaser and the Remaining Sellers (the Remaining Sellers shall be jointly and severally liable) undertake to continuously (as the costs or losses occur, are incurred or become due) share the Purchaser’s losses and costs to complete the purchase of the Failing Sellers’ Shares in equal halves (50/50). Any purchase price per Share needed to acquire the Failing Sellers’ Shares that exceed the purchase price paid for a Share shall be deemed as a loss. The Sellers agree that the Purchaser shall conduct, control and decide on all negotiations with and legal proceedings against the Failing Sellers although the Purchaser, before initiating legal proceedings or entering into a purchase or settlement agreement with any Failing Seller, shall consult with the Sellers’ Representative and take into due consideration the Remaining Sellers’ reasonable observations and advise.

11.5	The Sellers shall take the following actions:

11.5.1	Confirm that the conditions/circumstances in sections 9.1.1, 9.1.2 and 9.1.3 have not been breached/are satisfied in all respects.

11.5.2	Deliver to the Purchaser confirmation from the relevant bank that the Shares have been transferred to the Purchaser’s securities account in order for the Purchaser to become registered as shareholder in the Company’s share register maintained by Euroclear Sweden AB.

11.5.3	Deliver to the Purchaser the share certificates (if issued) representing all of the issued and outstanding shares of capital stock or equity interests in the Subsidiaries Shares, duly endorsed to the Company, and deliver to the Purchaser the Subsidiaries’ share registers, with the Company duly recorded as the sole owner of the Subsidiaries Shares, or deliver other documental proof or take other action as provided for in the Subsidiary’s jurisdiction which evidences the Company’s full ownership of the Subsidiaries Shares.

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11.5.4	Deliver to the Purchaser – as requested by the Purchaser – customary letters of resignation from the Group Companies’ board members and other representatives containing waiver of any and all claims (letters containing waiver of claims shall be delivered even if the representative does not resign).

11.5.5	Deliver to the Purchaser – as requested by the Purchaser – customary powers of attorney for the Purchaser’s representatives to represent each Group Company until registration of new authorized signatories.

11.5.6	Demonstrate to the satisfaction of the Purchaser in its sole discretion (the Purchaser is entitled to request waiver letters from the Sellers) that the Group Companies have been fully and finally released from guarantees, indemnities or other obligations given or incurred by the Group Companies, as applicable, in favour of the Sellers or any of its affiliated Persons.

11.5.7	To the extent applicable, deliver to the Purchaser waivers of pre-emption rights and similar in relation to the transfer of the Shares (including such waivers from the Excluded Shareholders) (under shareholders agreement or similar) and, to the extent applicable, the transfer of the Foreign Subsidiary Shares.

11.5.8	In furtherance of the pledge in section 6, each Seller who shall receive the Purchaser Payment Shares shall - after the Purchaser’s action in section 11.6.2 or 11.6.3 as the case may be - deliver to the Purchaser each and every certificate representing the Purchaser Payment Shares together with executed stock powers endorsed in blank and also any other documentation that the Purchaser may request.

11.6	The Purchaser shall take the following actions:

11.6.1	Pay the Cash Consideration to the Sellers as set out in section 5.5, i.e. to a single bank account designated by the Sellers and the Sellers are responsible for distributing the Cash Consideration amongst the Sellers and the Sellers agree to – in this distribution – compensate the relevant Sellers that have incurred Transaction Costs on behalf of all the Sellers.

11.6.2	Pay, as set out in section 5.6, the Stock Consideration to those Sellers specified in Appendix 1.1 by delivery to such Sellers of the Purchaser Payment Shares, subject to the pledge described in section 6.

11.6.3	If on the Completion Date a period of 20 days from the Sellers’ receipt of the prospectus that is part of the Registration Statement has not lapsed, then the fulfilment of section 11.6.2 shall be postponed to be fulfilled when such period of 20 days has lapsed. This postponement shall not impede the consummation of the Completion, but the Purchaser’s obligation under section 11.6.2 shall become a post-closing covenant to be fulfilled when the period of 20 days has lapsed.

11.6.4	At Completion the Purchaser shall cause a shareholders’ meeting and a board meeting to be held in each Group Company appointing new boards, new auditors and to appoint authorized signatories. The Purchaser shall procure that the documentation is submitted to the Swedish Company Register and to other relevant authorities for customary registration and the Sellers shall assist in such registration matters.

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11.7	The Purchaser shall cause Black Diamond to execute and the Sellers shall execute:

11.7.1	The Lock-up Agreement.

11.8	Simultaneously etc.

11.8.1	Subject to section 11.6.3, the Completion actions in this section 11 shall be deemed to occur simultaneously and Completion shall not be deemed to have occurred unless all these Completion actions have been performed or the performance thereof has been waived by the relevant Party.

12.	OTHER COVENANTS

12.1	The Purchaser shall post Completion at the next ordinary shareholders’ meeting of the relevant Group Company vote for that the retiring Group board members of the relevant Group Company shall, where applicable, be discharged from liability as board members as regards the period of their offices, provided that such discharge is not contrary to the recommendation of the relevant auditors.

12.2	The Sellers shall vote for and exercise other rights associated with the Shares in accordance with the instructions of the Purchaser until the registration post Completion in Euroclear Sweden AB has been effectively transferred to the Purchaser.

12.3	The Parties shall execute such actions needed to fulfil the purpose of this Agreement.

13.	Warranties

13.1	The Warranties are – unless explicitly stated otherwise – given in relation to each of the Group Companies.

13.2	No Warranty and no statement made by the Sellers under this Agreement or in any document to be executed or delivered in connection with this Agreement contains, or will contain at the time delivered, any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

13.3	The Warranties are given for the purpose of risk allocation and are not subject to facts about the Group available to the Purchaser, except for the actual knowledge, i.e. a clear understanding that a certain fact would have a certain effect, as of the Signing Date of any of the following employees or officers of the Purchaser or Black Diamond, Peter Metcalf, Scot Carlson or Mike Schulz and also the facts that are clearly disclosed in all material details in (i) this Agreement, (ii) the disclosure schedule (“Disclosure Schedule”) in Appendix 13.3, (iii) the Legal Due Diligence Report made by Advokatfirman Lindahl dated May 29, 2012, (iv) and the Tax and Financial Due Diligence Report made by KPMG AB dated 25 May 2012, reports which have been delivered to the Sellers’ counsel DLA Nordic for review by the representatives of the Sellers as provided in the release letters of Advokatfirman Lindahl and KPMG (the items (i)-(iv) jointly the “Disclosed Information“) and provided that such disclosure of facts has been made in a way that has enabled the Purchaser to directly, without the need of further analysis, review, inference, deduction or similar intellectual processing, determine that there is a breach of the Warranties. If there are facts in two or more separate pieces of information in the Disclosed Information that seen together should have enabled the Purchaser to determine that there is a breach of the Warranties, then such facts shall not be considered as disclosed for the purposes of this section 13.3 and shall hence not limit the Sellers’ liability for damages and losses and shall not limit the Purchaser’s ability to make a claim.

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14.	Warranties of the Management Sellers

14.1	The Management Sellers hereby warrant to the Purchaser that the Warranties below in this section 14 are true, accurate and not misleading (except as otherwise stated in the Disclosed Information) as of the Signing Date and the Completion Date.

14.2	Incorporation and authority

14.2.1	The Group Companies are duly incorporated and validly existing under their respective laws of incorporation.

14.2.2	Each Group Company has all requisite corporate power and authority and authorizations to own, operate and use their respective assets and to carry on their respective Business as now being conducted and as projected to be conducted and is appropriately and currently licensed to conduct business in the jurisdictions in which it operates or where the nature of its Business or the ownership, leasing or operation of its assets and properties renders such license necessary.

14.2.3	Each Group Company is in good standing (as this concept most closely would be understood in the relevant jurisdiction) and validly operated in each of its jurisdiction.

14.2.4	Each of the Sellers that are legal entities warrants that such Seller is duly incorporated and validly existing under such Seller’s respective laws of incorporation.

14.2.5	Each of the Sellers warrants with respect to their respective sales of Shares that such Seller has all power and authority to enter into and to perform their obligations under this Agreement and the transactions contemplated hereby. Each of the Sellers warrants with respect to their respective sales of Shares that this Agreement, when executed, will constitute binding obligations of such Seller in accordance with its terms.

14.2.6	The execution and delivery of this Agreement and all other documents or instruments delivered in connection herewith, the consummation of the transactions provided for herein and therein and the fulfilment of the terms hereof and thereof will not conflict with, violate or result in a breach of any judgment decree or order of any court or governmental body, or law or the articles of associations applicable to the Group Companies or (as applicable) to the Sellers (each of the Sellers warrants this section 14.2.6 in relation to such Seller itself).

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14.2.7	No Group Company holds any shares, participations, securities or similar interests or is engaged in joint ventures, other than the Company’s ownership in the Subsidiaries.

14.2.8	There is no power of authority or similar issued relating to the Group Companies except as set out in Appendix 14.2.8.

14.3	The Shares

14.3.1	Each of the Sellers warrants with respect to its respective sales of Shares that such Seller owns and has good and marketable title to its Shares, which are fully paid, and will at the Completion be free from all Encumbrances, and free from any claims by third parties as to title or to other rights.

14.3.2	Each of the Sellers warrants with respect to their respective sales of Shares that such Seller has the right to exercise all voting and other rights over its Shares.

14.3.3	There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of or affords to any person the right to call for the allotment or issue of, any shares or securities in the Company.

14.3.4	The Issued Shares comprise issued share capital of the Company as set out in Appendix 1.1 and are fully paid and registered in the name of the respective Sellers and Excluded Sellers as set out in Appendix 1.1.

14.4	The Subsidiaries Shares

14.4.1	The Company owns and has good and marketable title to the totality of the Subsidiaries Shares, which are fully paid, free from all Encumbrances, and free from any claims by third parties as to title or to other rights. This Warranty is given as of the Completion only.

The Company has the right to exercise all voting and other rights over the Subsidiaries Shares. This Warranty is given as of the Completion only.

14.4.2	There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of or affords to any person the right to call for the allotment or issue of, any shares or securities of the Subsidiaries.

14.4.3	The Subsidiaries Shares and the Foreign Subsidiary Shares comprise the whole of the issued share capital of the respective Subsidiary and are registered in the name of the Company. This Warranty is given as of the Completion only.

14.5	Corporate Documents

14.5.1	The articles of association of the Group Companies conform to Appendix 14.5.1 and the registration certificates or equivalent of the Group Companies contained in the same appendix reflect the current corporate data, including capitalization (number of issued shares and share capital) and no decision to change any of them has been taken.

14.5.2	The statutory books of the Group Companies are in their possession and are up to date and have been properly kept and contain a legally accurate and complete record of the matters dealt with in those books including that the Group’s minute books contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the boards of directors and all committees from the date of incorporation to the date hereof and all documents and decisions that is required to be filed or registered under local law has been duly filed or registered.

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14.5.3	All accounts, books, ledgers, financial and other records of material importance to the Group Companies are in their possession and are up to date and are complete, true and correct in all material respects and have been maintained in accordance with all applicable laws and sound business practices and contain proper records of all matters required to be entered therein by the relevant legislation, and all filings and registrations have been duly made.

14.6	Insolvency

14.6.1	No Group Company is insolvent or unable to pay its debts as they fall due, or is in default under any financial facility agreement. No bankruptcy, restructuring, liquidation or similar proceedings relating to any of the Group Companies are ongoing.

14.7	Accounts

14.7.1	The Accounts are true, complete and accurate and have in all respects been prepared in accordance with the Accounting Principles in a manner consistent with the three preceding fiscal years, and give in all material respects a correct view of the financial position of the Group Companies on the Accounts Date (considering all circumstances known at the Accounts Date and also posterior circumstances).

14.7.2	The Interim Accounts have in all material aspects, to the extent applicable considering its interim character, been prepared in accordance with the same principles as the Accounts and give in all respects a correct view of the financial position of the Group Companies on the Interim Accounts Date (considering all circumstances known at the Interim Accounts Date and also posterior circumstances). Additional and explanatory information has been provided to the Purchaser as included in Appendix 14.7.2.

14.7.3	Appendix 14.7.3 sets out details of all financial facilities, including but not limited to deposit accounts and debt facilities, outstanding or available to the Group Companies together with their balances as of the Signing Date.

14.7.4	The Group has no off-balance sheet liabilities and no other debt, given guarantees, indemnity or other arrangement to secure an obligation of a third party or contingent liability except (i) those stated in the Accounts and the Interim Accounts on the Accounts Date and Interim Accounts Date, respectively, or (ii) those accrued after the Interim Accounts Date, which are customary trade transactions within the ordinary course of business.

14.7.5	The value of the Group’s inventory has been recorded in accordance with the Accounting Principles. The Interim Accounts do not attribute a value to work in progress or inventory exceeding the amounts which can be expected to be realised for such assets in the ordinary course of business.

14.7.6	The Group’s working capital will not materially adversely deviate from the working capital according to the Interim Accounts except in the ordinary course of the Company’s operations.

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14.7.7	All the Group’s accounts receivables will be realised in the normal course of collection.

14.8	Agreements

14.8.1	Other than as disclosed in Appendix 14.8.1, none of the Group Companies has entered into any contract, which is outside the ordinary course of business.

14.8.2	No agreement or arrangement is in force which in any way restricts the freedom of the Group to conduct its day to day business in a normal and businesslike manner.

14.8.3	To the best of the Sellers’ Knowledge, no present customers or suppliers of the Group intend to cease or diminish doing business with the Group Companies.

14.8.4	All material agreements, including but not limited to those listed in Appendix 14.8.4 (“Material Agreements”), have been entered into on arm’s length basis, are consistent with fair market terms, conditions and prices, and are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all respects and the complete contents thereof are evident from the wording of the agreements.

14.8.5	Except for those contracts set out in section 7.29 no agreement affecting the Group Companies could - as a result of the Transaction - be altered or terminated by third parties, make a Group Company liable for damages or have any other negative impact on the Group or require the consent from anybody (change of control and similar provisions do hence not exist in any such agreement).

14.8.6	No notice of termination or of intention to terminate has been received in respect of any Material Agreements and to the best of the Sellers’ Knowledge no party intends to terminate any agreement.

14.8.7	There are no bonuses and similar arrangements with distributors and others other than as described in Appendix 14.8.7.

14.8.8	All Material Agreements in force in relation to the Group Companies have been fully and accurately disclosed in the Data Room and have been entered into on arm’s length basis, are consistent with fair market terms, conditions and prices, and are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all respects and the complete contents thereof are evident from the wording of the agreements.

14.8.9	All contractual relationships with the Groups’ distributors are governed by terms substantially equivalent to the terms included in the written distribution agreements with (i) Summit SRL dated September 7, 2009 and (ii) KAUAI dated December 18, 2009.

14.8.10	The contractual arrangements with the manufacturers of the Group’s products are entered on customary terms.

14.9	Employees

14.9.1	The list of the names, positions and short details of the terms of employment (including salary and other benefits) of every employee of the Group and the years of continuous service of each employee is set out in Appendix 14.9.1 is true, complete and correct. There are hence no other past, outstanding or future payments obligations to employees or officers besides these.

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14.9.2	The pension arrangements set out in Appendix 14.9.2 are the only arrangements under which the Group Companies may become liable to make any payments for pensions or other retirement benefits for current or former employees.

14.9.3	There are no collective agreements and no employer association agreements affecting the Group Companies.

14.9.4	There is no, and there has never been any, labour conflict affecting the Group and to the best of the Sellers’ Knowledge there is no such labour conflict threatening.

14.9.5	No liability has been incurred by the Group Companies for breach of any contract of service or for services or for compensation for wrongful or unfair dismissal or discrimination or for failure to comply with an order for the reinstatement or re-engagement of any employee or for failure to comply with a tribunal or court order relating to an employee or former employee, and no labour action is threatened or has occurred.

14.9.6	To the best of the Sellers’ Knowledge, the Group is in full compliance with all applicable laws, statutes and regulations pertaining to employment matters including occupational safety matters.

14.9.7	No employee (current or former) or officer (current or former) related to the Group Companies has made, received, asked for or enticed others to make any Sensitive Payment in connection with any contract or otherwise.

14.9.8	No (current or former) employee or officer of the Group Companies will be entitled to any employment related payments, bonus, specific compensation or other payment as a consequence of the Transaction.

14.9.9	To the best of the Sellers’ Knowledge, the Group’s material suppliers outside Sweden have in all material respects complied by applicable employment law.

14.9.10	No employee (former or current) of any Group Company has ever complained for discriminatory treatment or similar.

14.9.11	All of the Group’s current employees and contractors have transferred to the relevant Group Company, with full title guarantee and without right to compensation, all their rights to any Intellectual Property developed by such employee or contractor (i) including to the extent permitted under law any moral right and (ii) the right to change, grant rights, or transfer and license all or part of such Intellectual Property to third parties.

14.9.12	None of the Group’s former employees and contractors has been involved in the development of any Company IPR and none of them have any rights to any Company IPR or any right to compensation in relation to any Company IPR.

14.10	Tax Matters

14.10.1	Except as disclosed in Appendix 14.10.1, each of the Group Companies has in due time filed all Tax returns and Tax related documents required to be filed and all these documents have been complete, true and correct in all material respects and have disclosed all relevant circumstances to the Tax authorities.

14.10.2	Except as set out in Appendix 14.10.2, no Group Company has ever been subject to any Tax audit or similar investigation or questioning during the last five 5 years.

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14.10.3	Except as set out in Appendix 14.10.3, the Group has fully and timely paid all Taxes due for payment, and the Group will not be liable to pay any additional Tax for the period up to the Accounts Date except as provided for in the Accounts.

14.10.4	The Group will not be liable to pay any Taxes for the period between the Accounts Date and the Completion Date, other than as (i) provided for in the Interim Accounts or (ii) incurred in the ordinary course of business from the Accounts Date.

14.10.5	To the best of the Sellers’ Knowledge, POC USA has in all respects complied with applicable US Tax law, regulations and recommendations from the US tax authorities.

14.11	Material Assets

14.11.1	All assets owned or used by the Group material to its Business are in satisfactory working order having regard to their age and use, have been regularly and adequately maintained, where such maintenance is usually required, and are not dangerous, obsolete, inefficient or surplus to requirements and to the best of the Sellers’ Knowledge there is no threat of material interruption of the Business due to unlawful seizure of assets belonging to the Group that are in possession of the manufacturers.

14.11.2	The Group has – except if expressly stated otherwise – full ownership of all the assets mentioned in this Agreement, in the Annual Accounts, in the Interim Accounts and in the Data Room, and the Group has full ownership – free of Encumbrances – over all assets needed for the conduct of its Business.

14.11.3	At the Completion the Business’ inventory will meet all the specifications for such inventories and will consist of usable items which, as to the quality and quantity, are saleable in the ordinary course of business, except for obsolete materials and materials of below-standard quality, all of which have been written off or written down on the books and it is reflected in the Interim Accounts. All inventories not written off have been priced at the lower of cost or realizable market value. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted according to the normal purchasing and sales patterns of each Group Company, and are adequate for the purposes of fulfilling each Group Company’s current business and order requirements. All work in process and finished goods inventory held by the Group is free of any material deficiency.

14.12	Product Liability

14.12.1	Except as set forth in Appendix 14.12.1, there are not presently pending, or, to the best of the Sellers’ Knowledge, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Group. Except as may be set forth in the Material Agreements, neither the Company nor any Subsidiary has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees, other than in the ordinary course of business. True, correct and complete copies of all material correspondence received or sent by or on behalf of the Company or any Subsidiary since April 30, 2010 from or to any governmental authority with respect to a contemplated or ongoing actual recall, withdrawal, or suspension from the market of any product of the Group have previously been made available to the Purchaser in the Data Room. Except as set forth in Appendix 14.12.1, there are no defects in the designs, specifications, or process with respect to any product sold or otherwise distributed by the Company or any of the Subsidiaries that may rise to a material loss. Neither the Company nor any Subsidiary is currently investigating or considering a recall, withdrawal or suspension from the market of any product of the Group.

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14.13	Insurance

14.13.1	Appendix 14.13.1sets out a summary of the insurance policies maintained by the Group Companies (the “Insurances”), the premiums for all of which are duly paid and in full force.

14.13.2	The Insurances give, and have for the past five years given, adequate cover against such liability which the conduct of the Business causes.

14.13.3	The assets of the Group are adequately insured against fire and other damage.

14.13.4	No material Insurance claims have been made during the last five (5) years.

14.14	Intellectual Property

14.14.1	All Company IPR are solely and absolutely owned by the Group and are in all material respects properly documented.

14.14.2	The Intellectual Property used in the Group but not owned by the Group is used under valid licences and otherwise under customary terms and the use has in all respects complied with those licenses and other third party rights.

14.14.3	No other Intellectual Property than the Company IPR is required for the conduct of the Business or the Group’s projected business.

14.14.4	The Company IPR are not subject to any Encumbrance other than otherwise disclosed in this Agreement.

14.14.5	The Group has not granted any license or other limited right to the Company IPR with the exception of the collaboration with Peak Performance as described in Appendix 14.14.5.

14.14.6	No act has been done or has been omitted to be done to entitle any authority or person to cancel, forfeit or modify any of the Company IPR.

14.14.7	None of the Group Companies are subject to any undertaking, court order or order of any other authority of competent jurisdiction not to use or restricting the use of any of the Company IPR.

14.14.8	To the best of the Sellers’ Knowledge, with the exception as set forth in Appendix 14.14.8.A the Group does not infringe and has never infringed, any Intellectual Property or proprietary information or trade secrets of any other person and to the best of the Sellers’ Knowledge with the exception as set forth in Appendix 14.14.8.B no person has ever infringed the Company IPR or the Know-How or the Group’s proprietary information or trade secrets.

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14.14.9	All fees for the grant or renewal of the Company IPR have been paid promptly and no circumstances exist – except as otherwise disclosed in this Agreement - which might lead to the cancellation, forfeiture and modification of any of the Company IPR.

14.14.10	Except as set out in Appendix 14.14.10, no Group Company has entered into any confidentiality agreement relating to the Business or is subject to any duty which restricts the free use or disclosure of any information used in the Business. No Group Company has ever breached any such agreement or duty.

14.15	IT Systems

14.15.1	All the IT Systems are solely and absolutely owned by the Group free from any Encumbrance or used by it under a license or lease that is valid and enforceable.

14.15.2	The conditions of use for hardware or software not owned by the Group are on normal commercial terms.

14.15.3	The IT Systems are covered by warranty, support, maintenance and backup, disaster recovery and security arrangements (including sufficient protection against cyber attacks) which are adequate and entered into on normal commercial terms.

14.15.4	All IT Systems function efficiently in accordance with all applicable specifications and without any material defects.

14.16	Data Protection

14.16.1	The Group and any authorised third parties engaged by it have, at all times complied in full with the applicable data protection law.

14.17	Real Property and Leases

14.17.1	No Group Company owns, or has owned, any real property, and no Group Company has entered into any agreement to purchase any real property.

14.17.2	There are no other leases to which the Group is a party other than the leases set out in Appendix 14.17.2 (the “Lease Agreements”).

14.17.3	Each Lease Agreement is valid, binding and enforceable according to its terms and is duly registered where such is required under applicable laws.

14.17.4	There is to the best of the Sellers’ Knowledge no breach and no non-observance of any term or condition in any of the Lease Agreements.

14.17.5	No Lease Agreement’s lease fee or cost will be increased as a result of the transactions under this Agreement.

14.17.6	All improvements located on the real property leased by the Group are used, maintained and operated in the ordinary course of business and are structurally sound with no known material structural defects, ordinary wear and tear excepted. Neither the Company nor any Subsidiary has experienced any material interruption in the material plumbing and electrical systems at such leased real property within the last year. To the best of the Sellers’ Knowledge, no landlord under the Lease Agreements has any plans to make any material alterations to any of such leased real property, the construction of which would interfere in any material respect with the use of any material portion of such leased real property. To the best of the Sellers’ Knowledge, no landlord under the Lease Agreements has any plans to make any material alterations to any of the buildings located on any such leased real property, the costs of which alterations would be borne in any part by the Group.

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14.18	Environmental

14.18.1	Each Group Company has always carried on its Business in compliance with all applicable environmental laws and no investigations or studies have been made by authorities on the Group in relation to environmental matters.

14.18.2	No environmental permits are needed for the Business.

14.18.3	The Group has never handled any hazardous materials in violation of environmental laws and has never carried on any activities that have caused contamination on nature, land, air or water or which may cause danger or health risks for humans or animals.

14.19	Legal Compliance

14.19.1	The Group has all necessary licences and permits to carry on its Business as presently conducted and there is no breach against such permits etc. which are in full force and effect and to the best of the Sellers’ Knowledge no material permits etc. will not be renewed in the ordinary course of business or will be revoked, terminated, suspended or impaired nor do they know of any circumstances that would or may result in the same.

14.19.2	To the best of the Sellers’ Knowledge, the Group has conducted its Business in compliance with all applicable laws and regulations. There is no order, decree or judgement of any court or governmental entity which is outstanding against the Group.

14.19.3	To the best of the Sellers’ Knowledge, the Group is not party to any agreement or any activity which is in contravention of any applicable competition law.

14.19.4	Each Group Company and each employee, officer, agent and other person and entity who has been engaged by a Group Company, has always complied with all applicable laws and regulations relating to Sensitive Payments.

14.20	Litigation

14.20.1	Except as disclosed in Appendix 14.20.1, none of the Group Companies is a party in any proceedings anywhere in the world and to the best of the Sellers’ Knowledge there exist no claims, facts or circumstances which might result in any litigation, arbitration or administrative proceedings and no investigation, audit or inquiry is ongoing in relation to the Group Companies.

14.21	Changes since the Accounts Date

14.21.1	From the Accounts Date and until the Signing Date, the Group:

a)	except as set out in Appendix 14.21.1, has not incurred any loans, guarantees, indemnities, mortgages, charges or debentures or other liabilities (absolute, accrued, contingent or otherwise) outside ordinary course of business or with an aggregate value exceeding SEK 1,000,000;

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b)	has not declared any dividend or made any value transfer, or disposed of any asset material for the Business;

c)	has not lost any customer or source of supply (which in either case accounted for 5 percent or more of the annual turnover of a Group Company or of the Group (in respect of a customer) or of the goods or services supplied to a Group Company or of the Group (in case of a supplier).

14.22	Information

14.22.1	The Data Room has been compiled in good faith and gives in all respects a true and complete picture of all material facts of the Group and its Business, and no Data Room document is misleading or contains any untrue statement of fact.

14.22.2	To the best of the Sellers’ Knowledge, none of the information supplied in writing for inclusion in the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made.

14.23	Relations towards the Sellers

14.23.1	On the Completion Date, each of the Sellers warrants – each in relation to himself – that neither such Seller nor any affiliate of such Seller or any ex-shareholder of any Group Company related to such Seller will have any financial or other claim on the Group of any kind, or contractual relation or rights on the Group, whether as a result of the Transaction or otherwise, except for obligations to pay salaries and benefits under the employment agreements which have been disclosed in the Data Room and such payment obligations are specified in Appendix 14.23.1.

14.23.2	The Sellers warrant that the Sellers and the Excluded Shareholders do not hold any rights to Company IPR.

14.23.3	The Sellers warrant that no payments of any kind, including but not limited to management charges, have been made by the Group Companies to the Sellers or to the Excluded Shareholders, save for payments under agreements or arrangements made on an arm’s length basis.

14.24	Miscellaneous

14.24.1	No broker, finder, investment banker, advisor or other third party is entitled to any fee or other compensation from the Group in connection with or as a result of the Transaction.

15.	WARRANTIES OF the minority SELLERS

15.1	Each of the Minority Sellers hereby warrants to the Purchaser that the Warranties in sections 14.2.4 and 14.2.5 (Authority), 14.3 (The Shares) and 14.23.1 (Relations towards the Sellers) - with respect to their respective sales of Shares - are true, accurate and not misleading as of the Signing Date and the Completion Date.

16.	WARRANTIES OF the principal SELLERS

16.1	Each of the Principal Sellers hereby warrants to the Purchaser that the Warranties in sections 14.2 (Incorporation and authority), 14.3 (The Shares), 14.4 (The Subsidiaries Shares), 14.7 (Accounts), 14.10 (Tax Matters), 14.14 (Intellectual Property), 14.20 (Litigation), 14.23.1 (Relations towards the Sellers) and 14.24.1 (Miscellaneous) - with respect to their respective sales of Shares - are true, accurate and not misleading as of the Signing Date and the Completion Date.

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17.	Warranties of the Purchaser and black diamond

17.1	The Purchaser hereby warrants to the Sellers that the warranties below in sections 17.3, 17.4 and 17.5 are true, accurate and not misleading as of the Signing Date and the Completion Date.

17.2	Black Diamond hereby warrants to the Sellers that the warranties below in section 17.6 are true, accurate and not misleading as of the Signing Date and the Completion Date.

17.3	The Purchaser is duly incorporated and validly existing under the laws of Sweden.

17.4	The Purchaser has on Completion all power and authority to enter into and to perform its obligations under this Agreement and the transactions contemplated hereby. This Agreement will constitute binding obligations of the Purchaser in accordance with its terms.

17.5	The execution and delivery of this Agreement and all other documents or instruments delivered in connection herewith, the consummation of the transactions provided for herein and therein and the fulfilment of the terms hereof and thereof will not conflict with, violate or result in a breach of any judgment decree or order of any court or governmental body, or law or the articles of associations applicable to the Purchaser.

17.6	Black Diamond’s authorized capital stock consists solely of (i) 100,000,000 shares of common stock, of which 30,685,984 shares are issued and outstanding as of May 2, 2012, and (ii) 5,000,000 shares of preferred stock, none of which have been issued or are reserved for issuance. Except as set forth in the “Black Diamond SEC Documents” (i.e. the forms, reports, schedules, registration statements, and documents filed by Black Diamond prior to the Signing Date), or issued or reserved for issuance under Black Diamond’s Stock incentive plans, there are no other securities issued and outstanding for capital stock or equity interest of Black Diamond. All of the issued and outstanding shares of Black Diamond’s common stock are duly authorized, validly issued, fully paid and non-assessable.

18.	INDEMNIFICATION for breach of covenants etc.

18.1	Each of the Sellers shall indemnify the Purchaser for any loss, damages or costs (including for the avoidance of doubt, where applicable, losses etc. which originate from a breach or event which has occurred before the Completion, but which loss/impact appears or is discovered after the Completion) (including costs suffered or incurred to obtain compensation for such loss etc.) suffered or incurred by the Purchaser Indemnified Parties or any of any the Group Companies due to the Sellers’ (i) breach of their respective covenants and undertakings under this Agreement (ii) breach of any of the ancillary agreements or documents to this Agreement (if applicable to the respective Seller) or (iii) actions and/or instructions from the respective Seller implying a breach of the pre-completion covenants in section 7.

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18.2	The Sellers' liability under this section 18 shall (unless otherwise stated in the Agreement) be several but not joint.

19.	indemnification for breach of warranties

19.1	Liability

19.1.1	The Sellers shall indemnify the Purchaser Indemnified Parties for any Loss (including costs suffered or incurred to obtain compensation for such loss etc.) suffered or incurred by any of the Purchaser Indemnified Parties or any of the Group Companies due to a breach of their respective Warranties as set out in this section 19.

19.1.2	For the avoidance of doubt, the Management Sellers shall in no event be liable for the Minority Sellers’ Warranties given in section 15 or for the Principal Sellers’ Warranties given in section 16.

19.1.3	For the avoidance of doubt, the Principal Sellers shall in no event be liable for the Minority Sellers’ Warranties given in section 15 or for the Management Sellers’ Warranties given in section 14.

19.1.4	For the avoidance of doubt, the Minority Sellers shall in no event be liable for the Principal Sellers’ Warranties given in section 16 or for the Management Sellers’ Warranties given in section 14.

19.2	Maximum Liability

19.2.1	Each of the Management Sellers’ liability to compensate for any breach of Warranty shall be several (but not joint) and not exceed an amount equivalent to such Management Seller's share of the value - from time to time - of the Purchaser Payment Shares.

19.2.2	Each of the Principal Sellers’ liability to compensate for any breach of Warranty shall be several (but not joint) and not exceed an amount equivalent to such Principal Seller's share of the value - from time to time - of the Purchaser Payment Shares.

19.2.3	Each of the Minority Sellers’ liability to compensate for any breach of Warranty shall be several (but not joint) and not exceed an amount equivalent to 100 percent of such Minority Seller's share of the Purchase Price.

19.3	Time Limitation

19.3.1	In case the Purchaser becomes aware of any matter or circumstance that may give rise to a Claim the Purchaser shall as soon as reasonably practicable, but in no event later than 90 Business Days thereafter, give notice thereof to the Sellers’ Representative. The notice shall be accompanied by reasonable particulars of the Claim specifying the nature of the breach. If the Purchaser fails to give timely notice in connection with any Third Party Claim (as defined below) such failure shall not constitute a defence (in part or in whole) to any Claim for Loss by the Sellers except and only to the extent that such failure shall result in any prejudice to the Sellers. Notwithstanding the foregoing, but subject to section 13.3, the Purchaser shall have no obligation hereunder to give notice for any Claims relating to any Losses arising from any matter described on any appendix to this Agreement.

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19.3.2	The Sellers shall have no liability for Claims after 30 April 2014, except in case of a breach of the Warranties set out in section 14.10 (Tax Matters) which time is extended to 6 months from the date when the Tax in question has been subject to a final and non-appealable decision by the relevant tax authority or court.

19.4	Limitations

19.4.1	The limitations contained in sections 19.2.1, 19.2.1, 19.2.3, 19.3.1, 19.3.2 or 19.4.2 shall not apply to any Claim pertaining to section 14.2 (Incorporation and authority), section 14.3 (The Shares),section 14.4 (The Subsidiaries Shares), section 14.23 (Relations towards the Sellers) or section 14.24 (Miscellaneous).

19.4.2	The Sellers shall not have any liability for an individual Loss hereunder unless the aggregate amount of all Losses amounts to at least SEK 1,500,000, but if such Losses exceed said amount the Purchaser shall be entitled to claim the entire amount from the first krona (Sw. från första kronan).

19.5	Third Party Claims

19.5.1	If the Purchaser becomes aware of any claims, actions or demands against any of the Purchaser Indemnified parties or the Group Companies by any third party which will lead to a Claim (hereinafter “Third Party Claim”), the Purchaser shall procure that written notice thereof is given to the Sellers as soon as reasonably practicable, but in no event later than 60 Business Days of when the Purchaser Indemnified Parties or a Group Company became aware of the Third Party Claim.

19.5.2	In connection with a Third Party Claim the Purchaser shall:

19.5.2.1	take such action and give such information to the Sellers as the Sellers may reasonably request for the purpose of evaluating the Third Party Claim; and

19.5.2.2	not make any admission of liability, agreement or compromise with any person, body or authority without the prior consultation of the Sellers.

20.	SPECIFIC Indemnities

20.1	The Sellers particularly agree to hold the Purchaser, the Company and/or the relevant Subsidiary harmless and fully indemnified against any costs, fines, fees, penalties, losses or damages arising directly or indirectly out of or relating to the following:

20.2	Any infringement claims and/or unfair competition claims, or any such alleged claims, against the Company and/or the Subsidiaries made by Peek & Cloppenburg KG, due to the Company’s or the Subsidiaries’ use of the Company’s device trademark referred to in section 7.28.

20.3	Incorrect Tax treatment of the Company’s shareholder loan to POC Austria or part thereof (including but not liability for stamp duty, capital tax and/or loss of deductibility on interest), whether or not due to the fact that POC Austria had negative equity at the time of funding, and whether or not the loan is deemed to constitute so-called hidden equity;

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20.4	Additional social security contributions, wage taxes and/or other similar Taxes being imposed on POC Austria due to reclassification of POC Austria’s payments to Schlick KG as salary for Mr. Schlick.

20.5	POC Austria’s showroom in Munich, Germany, being classified as a permanent establishment of POC Austria in Germany.

20.6	VAT returns for Austria having been filed on the basis of the financial year of POC Austria as the filing period (instead of on a calendar year basis).

20.7	POC Sweden considered being in breach of the loan arrangement with ALMI Företagspartner Stockholm AB Data Room Index. No. 34. A. 1.11.

20.8	The on-going patent dispute (concerning the European Patent EP 1 838 399) with Dainese S.p.A. excluding expenses up to EUR 18,000 to settle the dispute.

20.9	Any of the counterparties in Appendix 7.29 exercising any rights to terminate, amend, demand repayment or claim damages etc. under the agreements listed in Appendix 7.29.

20.10	Any financial or other claim of any kind – except for payments under employments –, from the Excluded Shareholders, their affiliated Persons, against the Group for guarantees, indemnities or other obligations including contractual relation or other rights, whether as a result of the Transaction or otherwise.

21.	Right of Set-Off

21.1	In addition to any other rights the Purchaser may have, should the Sellers be liable towards the Purchaser under this Agreement, the Purchaser is entitled during the restricted period under the Lock-Up Agreement and subject to the limitations in section 19 to the applicable extent, to set-off and deduct such amounts (the “Right of Set-off”) by reducing and cancelling each of the Sellers’ (holding such Purchaser Payment Shares) proportional share of the Purchaser Payment Shares with an aggregate value equal of any claim of the Purchaser under this Agreement.

21.2	Upon a reduction and cancellation of Purchaser Payment Shares in connection with the exercise of the Right of Set-off, each of the Sellers holding such Purchaser Payment Shares agrees to irrevocably authorize the Purchaser to immediately return to the Purchaser the certificates representing such Purchaser Payment Shares and the Purchaser will deliver revised stock certificates in substitution thereof reflecting the reduction to the Purchaser Payment Shares, subject to the pledge described in section 6. In all other respects the substituted stock certificates shall be identical to the previously outstanding stock certificates and shall carry the same rights that were carried by the previously outstanding stock certificates. Each of the Sellers (holding such Purchaser Payment Shares) hereby appoints the Purchaser as its respective attorney-in-fact to take such action as is reasonably necessary to cause the cancellation and the substitution of the certificates representing the Purchaser Payment Shares. Such power of attorney is coupled with an interest and is irrevocable.

21.3	When exercising the Right of Set-Off the value of each Purchaser Payment Share shall be the value such Purchaser Payment Share has on the date the claim has been finally determined, or, if the claim has not been challenged by the Sellers within 60 calendar days, on the date the Purchaser made the claim. In case however of any claim under section 11.4 then when exercising the Right of Set-Off the value of each Purchaser Payment Share shall be the Share Purchase Price.

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21.4	The Purchaser’s rights under this section 21 stand alone notwithstanding any other provision in this Agreement.

22.	Non-Solicitation and Non-Competition

22.1	For the purpose of assuring to the Purchaser the full benefit of the Group and in consideration of the Purchaser agreeing to buy the Shares on the terms of this Agreement, the following individuals and entities (“Manager Undertaking Persons”), Stefan Ytterborn, Fred Wikström, Jan Woxing, Gastroform AB and Fredstone AB, undertake that they shall not for a period of 2 years from the Completion Date, whether directly or indirectly, whether solely or jointly with others, whether as principal, agent, director, officer, shareholder, debenture holder, partner, employee, consultant or otherwise:

a)	engage in a business which directly or indirectly competes with the Group’s business activities within and related to (i) body armour, (ii) helmets and (iii) goggles (“Competition”); or

b)	solicit or entice away from the Group Companies (“Solicitation”) any (i) employee of the Group Companies employed at the date of the Completion; or (ii) any supplier, partner or distributor to the Group Companies.

22.2	The following individuals and entities (“Non-Manager Undertaking Persons”), Farstorp Invest AB, Bo Håkansson, Norge Investment Holding, LLC, Björn Erik Borgen, Gastroform AB, Stefan Ytterborn, Theodor Dalensson, BWG Holding S.a.r.l. and William Gunnarsson , shall for a period of two (2) years from the Completion Date be prevented from directly or indirectly engaging in Competition or Solicitation (“Competing Activities”) if and to the extent, the Non-Manager Undertaking Person’s direct and indirect ownership interests in the business engaging in Competing Activities – together with the aggregate direct and indirect ownership interests of all other Non-Manager Undertaking Persons and Manager Undertaking Persons:

a)	comprise at least 10 percent of the total shares and/or votes in the Competing Business; and

b)	comprise an aggregate capital investment in the Competing Business with the value of at least USD 5,000,000.

22.3	In case of breach of section 22.1 or section 22.2 (however if in case of section 22.2 a Non-Manager Undertaking Person is in breach of section 22.2 without taking any action e.g. in case of a reduction of the share capital which results in that such Non-Manager Undertaking Person which before the reduction had less than 10 percent of the total shares, after the reduction has more than 10 percent, then such Non-Manager Undertaking Person shall have 15 Business Days to rectify its situation so that such Non-Manager Undertaking Person no longer is in breach of section 22.2 and only if after this period such Non-Manager Undertaking Person continues to be in breach of section 22.2 shall the following penalty apply), the breaching party shall pay to the Purchaser a compensation of 10 MSEK for each breach unless the Purchaser can document that its actual loss exceeds such amount, in which case the breaching party shall also pay such excess to the Purchaser. The foregoing shall not in any manner limit the Purchaser’s or the Group Companies’ rights to take additional actions as a result of the breach including without limitation equitable relief such as an injunction or specific performance.

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23.	Costs and expenses

23.1	Except as expressly otherwise provided herein, the Sellers and the Purchaser respectively, shall bear their own costs and expenses incurred in connection with this Agreement including their respective Transaction Costs, whether or not consummated, including, without limitation, all fees of its legal advisors, accountants and other advisors. For the avoidance of doubt, the Sellers only shall bear their costs and expenses for advisors etc. for the Foreign Subsidiary Buy-Out.

24.	specific indemnity on transaction costs

24.1	The Principal Sellers shall severally (but not jointly) indemnify the Purchaser on a SEK-for-SEK basis for any Transaction Costs borne by the Group other than such Accounted Transaction Costs that have reduced the Purchase Price as set out in section 5.5.

25.	Confidentiality

25.1	The non disclosure agreement entered into between Black Diamond and POC Sweden on 1 September 2011 is terminated as of Completion.

25.2	The Sellers undertake not to use or disclose any Confidential Information about the Group Companies, the Purchaser or Black Diamond and each Party undertakes not to disclose this Agreement (or parts thereof) unless required to do so by any stock exchange contract or similar, or mandatory law or by order from a public authority, or for the purpose of any judicial or arbitral proceedings between the Parties or the information has come into the public domain through no fault of any of the Parties.

25.3	The restrictions contained in this section 25 shall apply for an indefinite period of time and cannot be terminated by the Sellers.

26.	Announcements

26.1	The Parties agree that a joint press release shall be prepared and issued on a date to be agreed. Black Diamond and the Management Sellers shall mutually determine the date and the form of any other announcement of the Purchaser’s acquisition of the Shares except as may be required by law or stock exchange recommendations or regulations to which a Party is subject, in which case such Party undertakes to inform the other Party in advance in writing.

27.	Entire Agreement

27.1	This Agreement contains the entire agreement between the Parties in connection with the Transaction and supersedes any previous written or oral agreement between the Parties in relation to the subject matters dealt with in this Agreement.

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27.2	The Heads of Agreement dated 12 March 2012 between the Company, Black Diamond, Farstorp Invest AB, Norge Investment Holding, LLC, Gastroform AB, Theodor Dalensson and BWG Holding S.a.r.l. is hereby terminated.

28.	Assignment

28.1	This Agreement and its rights and obligations shall not be assignable by a Party without the prior written consent of the other Parties.

28.2	The Purchaser shall, however, have the right to freely transfer all (or part) of its rights and obligations under the Agreement, to any entity within its group.

29.	Notices

29.1	All notices, consents and other communications required or permitted under this Agreement shall be made in writing and addressed and delivered by hand, by registered mail or by telefax to the addresses set forth below or to such other addresses as may be given by written notice in accordance with this section 29 (and also, for information purposes, a copy by email when email is specified).

29.2	Messages shall be deemed to have been received:

29.2.1	upon actual delivery, if delivered by hand;

29.2.2	five (5) calendar days after dispatch, if sent by registered mail;

29.2.3	the first Business Day after the day of transmission, if sent by telefax, in which case a copy shall be sent by registered mail no later than the following day.

29.3	Messages shall be addressed:

If to the Sellers to the Sellers’ Representative

with a copy to:

Fred Wikström

Kronovägen 4, 182 73 Stocksund, Sweden

fred.wikstrom@gmail.com

with a copy to:

Advokatfirma DLA Nordic KB

Peter Ihrfelt

P.O. Box 7315, Kungsgatan 9, SE-103 90 Stockholm, Sweden

peter.ihrfelt@dlanordic.se

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If to the Purchaser:

Black Diamond, Inc.

2084 East 3900 South

Salt Lake City, UT 84124

Attn: Mr. Peter Metcalf, Chief Executive Officer and President

Fax: (801) 278-5544

with a copy to:

Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

Attn.: Robert L. Lawrence, Esq.

 Fax: (212) 245-3009

And also with a copy to:

Advokatfirman Lindahl KB

Per Hedman

P.O. Box 1065, 101 39 Stockholm, Sweden

30.	Fax +46 8 667 73 80 Sellers’ Representative

30.1	The Sellers hereby undertake and covenant that as long there are any outstanding rights and obligations towards the Purchaser under the Agreement they shall always have appointed a joint representative (“Sellers’ Representative”), with full power to receive from the Purchaser and send to the Purchaser any notice on behalf of the Sellers under this Agreement, as further described in this section 30. The following individual shall currently be the Sellers’ Representative:

Conny Karlsson
Ulrikagatan 5, 115 23 Stockholm, Sweden
Conny.karlsson@securera.se

30.2	Notices to or from the Sellers’ Representative shall constitute notice to or from the Sellers.

30.3	The powers given to the Sellers’ Representative in this section 30 shall be deemed to be irrevocable and in any event valid until the tenth anniversary of the Completion Date. Notwithstanding the foregoing, upon the death or incapacity of the Sellers’ Representative the Sellers shall immediately appoint a new Sellers’ Representative.

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31.	Invalidity

31.1	If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form a part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected, provided that the remaining terms of the Agreement shall be reasonably adjusted to redress any imbalance caused by such unenforceability.

32.	Waiver

32.1	No waiver by any of the Parties of any of the requirements hereof or of any of its rights hereunder on any occasion shall be construed as a waiver of such rights on other occasion or of other rights hereunder.

32.2	The Sellers acknowledges and agrees that the Purchaser or the Group would be damaged irreparably in the event any of the provisions of this Agreement which govern the conduct of the Parties are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Purchaser shall be entitled to seek injunctions to prevent breaches of the provisions of this Agreement which govern the conduct of the Parties and, notwithstanding any other provision hereof, to enforce specifically this Agreement and said terms and provisions hereof in any action instituted in any court having jurisdiction over such parties and the matter, in addition to any other remedy to which they may be entitled.

33.	Amendments

33.1	Any modification or amendment of this Agreement shall be made in writing and signed by the Party against whom enforcement is sought in order to be valid.

34.	Governing law

34.1	This Agreement shall be governed by and construed in accordance with Swedish law.

35.	Disputes

35.1	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC Rules”).

35.2	Any Party shall be entitled to initiate arbitral proceedings against two or more other Parties. Where a Party initiates arbitral proceedings against more than one Party, such proceedings shall be resolved in one arbitration and be subject to the jurisdiction of one arbitral tribunal appointed in accordance with the SCC Rules.

35.3	The place of arbitration shall be Stockholm. The language to be used in the arbitration proceedings shall be English.

35.4	The Parties undertake and agree that arbitral proceedings pursuant to this Agreement shall be kept strictly confidential, and all information disclosed in the course of such proceedings as well as the contents of any decision or award made shall constitute Confidential Information.

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The Parties hereto have executed this Agreement on the day and year first written above in four original copies, of which the Purchaser, the Management Sellers, the Principal Sellers and the Minority Sellers have received one each.

EMBER SCANDINAVIA AB

/s/ Scot Carlson

Scot Carlson

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As beneficial owner of all the shares in the Purchaser, which is a Party to this Agreement, we hereby guarantee as for our own debt (Sw.: “såsom för egen skuld”) all the Purchaser's obligations and liability to the Sellers under this Agreement for the payment of the Purchase Price.

We hereby agree to the warranties of us given in section 17.6.

Black Diamond, Inc.

/s/ Scot Carlson

The SELLERS sign on a separate signature page.

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As owner of all the shares in Farstorp Invest AB (“Entity”), which is a Party to this Agreement, I hereby guarantee as for my own debt (Sw.: “såsom för egen skuld”) all the Entity’s obligations and liability to indemnify the Purchaser etc. under section 22 (Non-Solicitation and Non-Competition) of this Agreement and I also agree to be personally and contractually bound as for my own debt by section 22 (Non-Solicitation and Non-Competition)] of this Agreement.

/s/ Bo Håkansson
Bo Håkansson

As beneficial owner of all the shares in Norge Investment Holding, LLC (“Entity”), which is a Party to this Agreement, I hereby guarantee as for my own debt (Sw.: “såsom för egen skuld”) all the Entity’s obligations and liability to indemnify the Purchaser etc. under section 22 (Non-Solicitation and Non-Competition) of this Agreement and I also agree to be personally and contractually bound as for my own debt by section 22 (Non-Solicitation and Non-Competition) of this Agreement.

/s/ Björn Erik Borgen
Björn Erik Borgen

As owner of all the shares in Gastroform AB (“Entity”), which is a Party to this Agreement, I hereby guarantee as for my own debt (Sw.: “såsom för egen skuld”) all the Entity’s obligations and liability to indemnify the Purchaser etc. under section 22 (Non-Solicitation and Non-Competition) of this Agreement and I also agree to be personally and contractually bound as for my own debt by section 22 (Non-Solicitation and Non-Competition) of this Agreement.

/s/ Stefan Ytterborn
Stefan Ytterborn

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As beneficial owner of all the shares in BWG Holding S.a.r.l (“Entity”), which is a Party to this Agreement, I hereby guarantee as for my own debt (Sw.: “såsom för egen skuld”) all the Entity’s obligations and liability to indemnify the Purchaser etc. under section 22 (Non-Solicitation and Non-Competition) of this Agreement and I also agree to be personally and contractually bound as for my own debt by section 22 (Non-Solicitation and Non-Competition) of this Agreement.

/s/ William Gunnarsson
WILLIAM GUNNARSSON

Place: Farstorp
Date: 5 June 2012

/s/ Bo Håkansson
Bo Håkansson

Place: Plainville, MA 02762
Date: 5 June 2012

/s/ Susanne Håkansson
Susanne Håkansson

Place: Eslöv
Date: 5 June 2012

/s/ Tove Håkansson
Tove Håkansson

Place: Farstorp
Date: 5 June 2012

/s/ Oscar Håkansson
Oscar Håkansson

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Place: Denver, Colorado
Date: 6 June 2012

NORGE INVESTMENT HOLDING, LLC

/s/ Bjorn Krogh Borgen
Bjorn Krogh Borgen

Place: Denver, Colorado
Date: 6 June 2012

/s/ Bjorn Krogh Borgen
Bjorn Krogh Borgen

Place:
Date:

/s/ Bo Håkansson
Bo Håkansson

Place: Stockholm
Date: 7 June 2012

/s/ Stefan Ytterborn
Stefan Ytterborn

Place: Stockholm
Date: 7 June 2012

GASTROFORM

/s/ Stefan Ytterborn
Stefan Ytterborn

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Place: Stockholm
Date: 5 June 2012

/s/ Theodor Dalenson
Theodor Dalenson

Place: Paris
Date: 7 June 2012

/s/ William Gunnarsson
William Gunnarsson

Place: Paris
Date: 7 June 2012

BWG HOLDING S.A.R.L

/s/ William Gunnarsson
William Gunnarsson

Place: Oslo
Date: 6 June 2012

REBELIJO AS

/s/ Reidar Langmo
Reidar Langmo

Place: Oslo
Date: 6 June 2012

/s/ Reidar Langmo
Reidar Langmo

Place: Stockholm
Date: June 4, 2012

/s/ Jan Woxing
Jan Woxing

Place: Stockholm
Date: June 4, 2012

/s/ Fredrik Hallander
Fredrik Hallander

Place: Stockholm
Date: June 4, 2012

/s/ Erik Lidén
Erik Lidén

Place: Stockholm
Date: June 4, 2012

/s/ Emilia Borg
Emilia Borg

Place: Stockholm
Date: June 4, 2012

/s/ Oscar Huss
Oscar Huss

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Place: Stockholm
Date: June 4, 2012

/s/ Anna Beischer
Anna Beischer

Place: Stockholm
Date: June 4, 2012

/s/ Josefin Löwgren
Josefin Löwgren

Place: Stockholm
Date: June 4, 2012

/s/ Edvard Jansson
Per Edvard Jansson (under change to Per Edvard von Malmborg)

Place: Stockholm
Date: June 4, 2012

FREDSTONE AB

/s/ Fred Wikström
Fred Wikström

Place: Stockholm
Date: June 4, 2012

/s/ Fred Wikström
Fred Wikström

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Place: Stockholm
Date: June 4, 2012

/s/ Fred Wikström
Fred Wikström

Place: Stockholm
Date: June 5, 2012

VINGCAR HOLDING AB

/s/ Paul Rönnberg
Paul Rönnberg

Place: Stockholm
Date: June 5, 2012

VINGCAR HOLDING AB

/s/ Sven Berg
Sven Berg

Place: Paris
Date: 5 June 2012

/s/ Thomas Bjäringer
Thomas Bjäringer

Place: Stockholm
Date: 5 June 2012

/s/ Lars Söderberg
Lars Söderberg

47

Place: Plainville, Ma 02762
Date: 5 June 2012

/s/ Susanne Håkansson
Susanne Håkansson

Place: Malmö
Date: 5 June 2012

/s/ Oscar Håkansson
Oscar Håkansson

Place: Edinburgh
Date: 6 June 2012

/s/ Derek Stuart
Derek Stuart

Place: Stockholm
Date: June 5, 2012

SECURERA AB

/s/ Conny Karlsson
Conny Karlsson

Place: Edwards
Date: June 4, 2012

/s/ Patrik Järbyn
Patrik Järbyn

Place: Stockholm
Date: June 5, 2012

Royal Line AB

/s/ Se Hyun Chung
Se Hyun Chung

Place: Salzburg
Date: June 4, 2012

/s/ Hans Schlick
Hans Schlick

Place: Salzburg
Date: June 4, 2012

/s/ Karin Huttary
Karin Huttary

Place: London, England
Date: 8 June 2012

/s/ Jonathan Agnew	/s/ Caspar Agnew
Jonathan Agnew	Caspar Agnew

Place: London, England
Date: 8 June 2012

/s/ Marie Claire Agnew
Marie Claire Agnew

48

Place: Boston, MA
Date: 5 June 2012

/s/ Ronald Mis
Ronald Mis

Place: Gothenburg
Date: June 6, 2012

/s/ Sven Sandberg
Sven Sandberg

Place: London
Date: June 5, 2012

/s/ Roslyn Braun
Roslyn Braun

Place: Löddeköping
Date: June 4, 2012

/s/ Jan Thorén
Jan Thorén

Place: Stockholm
Date: June 6, 2012

/s/ Fred Wikström
Jonas Wikström by of attorney to Fred Wikström

49

Place: Stockholm
Date: June 6, 2012

/s/ Fred Wikström
Hanna Wikström by of attorney to Fred Wikström

Place: Stockholm
Date: June 6, 2012

/s/ Fred Wikström
Emil Wikström by of attorney to Fred Wikström

Place: Stockholm
Date: June 6, 2012

/s/ Fred Wikström
Isabelle Wikström by of attorney to Fred Wikström

Place: Stockholm
Date: June 6, 2012

/s/ Fred Wikström
Lisen Wikström by of attorney to Fred Wikström

Place: Stockholm
Date: June 6, 2012

/s/ Henrik von Stockenström
Henrik von Stockenström

50

Place: Stockholm
Date: June 5, 2012

/s/ Martin Åberg
Martin Åberg

Place: Stockholm, Sweden
Date: June 5, 2012

/s/ Therese Wenslöw
Therese Wenslöw

Place: Küsnacht (Zürich), Switzerland
Date: June 5, 2012

/s/ Nicole Hausmann
Nicole Hausmann

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